Exhibit 99.1

Press Release March 18, 2019

7575 W. Jefferson Blvd.

Fort Wayne, IN  46804

Steel Dynamics Provides First Quarter 2019 Earnings Guidance

FORT WAYNE, INDIANA, March 18, 2019 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided first quarter 2019 earnings guidance in the range of $0.88 to $0.92 per diluted share.  Comparatively, the company’s sequential fourth quarter 2018 earnings were $1.17 per diluted share and prior year first quarter earnings were $0.96 per diluted share. Fourth quarter 2018 results included additional company-wide performance-based compensation of $0.04 per diluted share and lower earnings of $0.10 per diluted share, associated with planned maintenance outages at the company’s liquid pig iron production facility and its two flat roll steel mills.

First quarter 2019 earnings from the company’s steel operations is expected to decrease in comparison to sequential fourth quarter results, primarily related to lower earnings from the company’s sheet operations.  However, recent increases in sheet steel prices are having a positive impact, resulting in increased order activity and reconstituted order backlogs.

Overall steel shipments are expected to increase in the first quarter 2019, compared to fourth quarter 2018 results, and average quarterly steel product pricing is expected to decrease more than the cost of average scrap consumed.  The company believes domestic steel consumption will continue to improve through the year.

First quarter 2019 profitability for the company’s metals recycling platform is expected to improve when compared to sequential fourth quarter results, based on improved nonferrous volume and metal spread expansion, despite slightly lower average price realization.

First quarter 2019 earnings from the company’s steel fabrication business are expected to improve from sequential fourth quarter results, due to higher selling values and lower steel input costs.  The company’s fabrication shipments are expected to be sequentially lower in the first quarter 2019 related to inclement weather conditions that occurred throughout the quarter.  The order backlog is stronger than it was at this time last year, and customers remain optimistic concerning non-residential construction projects heading into the summer season.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate”, “intend”, “believe”, “estimate”, “plan”, “seek”, “project”, or “expect”, or by the words “may”, “will”, or “should”, are intended to be made as “forward-looking”, subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, manufacturing, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuation in the cost of key raw materials and supplies (including steel scrap, iron units, and energy costs) and our ability to pass on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses or assets; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500